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                                                                      EXHIBIT 21




American Media Incorporated
Behavioral Technology, Inc.
Decker Communications, Inc.
Executive Perspectives, Inc.
Gulliver Ritchie Associates, Inc.
J. Howard & Associates, Inc.
KC Resources Creative Solutions, Inc.
Learning System Sciences, Inc.
MOHR Retail Learning Systems, Inc.
Novations Group, Inc.
Star Mountain, Inc.
Strategic Interactive, Inc.


     All of the named subsidiaries were organized under the laws of the State of Delaware (except American Media Incorporated which was organized under the laws of the State of Iowa). Aside from American Media Incorporated (which conducts business under the name "Business Advantage Inc."), no named subsidiary does business under any other name.




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